Exhibit 10.6

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.  THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE COMMISSION.

OEM AGREEMENT

between

Bruker Nano GmbH

having its Registered Office at
Schwarzschildstr. 10-12, 12489 Berlin, Germany,

together with its subsidiary and affiliate companies from time to time hereinafter referred to as "Bruker",

and

Caldera Pharmaceuticals, Inc.

having its Registered Office at
1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, USA,
together with its subsidiary and affiliate companies from time to time hereinafter referred to as "Caldera",

- Bruker and Caldera hereinafter referred to individually as "a Party"
and collectively as "the Parties" -

Table of Contents

Preamble	3
1. Definitions	3
2. Development of M4 BIO	3
3. Promotion and Sale of XRPro	4
4. M4 BIO Lead Time, Delivery, Forecasting	4
5. M4 BIO Prices and Payment Terms	5
6. M4 BIO Warranty	6
7. XRPro Installation	6
8. XRPro Technical Service and System Maintenance	6
9. Non-Competition	6
10. Confidentiality	7
11. Limitation of Liability	7
12. Duration of Agreement, Termination	8
13. Assignment	9
14. Notices	9
15. Arbitration	10
16. Applicable Law	10
17. Protection of Goodwill of Products; Compliance with Law	10
18. Written Form	10
19. Legally Void or Unfeasible Provisions	10

Preamble

I.
Bruker is engaged in the development, manufacture and sales of complete systems and components for micro- and nanoanalysis on electron microscopes (EDS, EBSD) as well as X-ray fluorescence spectrometry (small spot- and µXRF, TXRF). In particular Bruker is offering the M4 TORNADO, a high performance desk top µXRF analyzer with large sample chamber, high-speed XYZ-stage and spot size of < 100 µm.

II.
Caldera pioneers in high-throughput label-free measurement of protein-drug binding and has developed a unique technology that is based on direct chemical analysis of protein-drug combinations by means of micro X-ray fluorescence (µXRF) spectroscopy. To date Caldera is offering its customers analytical services using its technology. An essential part of the technology is a desk top µXRF analyzer that Caldera used to source from third party vendors.

III.
Recently, Caldera is faced with an increasing demand for a product from its customers, who are interested in establishing this technology in their own labs, rather than just buying the analyical service from Caldera. Caldera is therefore seeking to create a commercial product as a combination of a µXRF analyzer and Caldera’s technology.

IV.	This OEM Agreement is intended to stipulate the terms and conditions under which
a.	Bruker shall develop a customized version of the M4 TORNADO that meets the application specific requirements of Caldera’s technology,
b.	Bruker shall manufacture and sell to Caldera the customized version of the M4 TORNADO,
c.	Caldera shall promote, sell and support the product based on the customized version of the M4 TORNADO,
d.	Bruker shall provide technical repair and maintenance service to Caldera’s customers.

1.	Definitions

In this Agreement and its Annexes, the following definitions shall apply:

1.1
The term “M4 BIO” means the customized version of the M4 TORNADO that meets the application specific requirements of Caldera’s technology, consisting of hardware and software as specified in Annex 1 to this Agreement.

1.2	The term “XRPro” means the commercial product to be created by the Parties, incorporating the M4 Bio from Bruker and Caldera’s technology.

2.	Development of M4 BIO

2.1.
The Parties are in agreement that to the best of their knowledge the hardware and software specifications given in Annex 1 to this Agreement represent the complete and correct description of the M4 BIO.

2.2.
Bruker undertakes to develop and implement the modifications and/or additional features to the standard software of the M4 TORNADO, necessary to meet the M4 BIO specifications as set out in Annex 1, within 3 months after the signing of this Agreement.

2.3.	Bruker’s costs related to the development of the M4 BIO shall be borne by Bruker.

2.4.
Upon completion of the development Bruker shall provide Caldera with a prototype M4 BIO on a loan basis. The terms and conditions of the loan will be agreed between the Parties in a separate loan agreement.

2.5.	If after delivery and test by Caldera of the prototype M4 BIO, Caldera should come to the conclusion that the software provided by Bruker is not fully meeting Caldera’s actual requirements, because
a)	in Caldera’s understanding the functionality as described in Annex 1 has not been realized by Bruker to its full extent, or
b)
the description of the required M4 BIO functionality as set out in Annex 1 was not entirely complete and correct, the Parties will jointly define and specify the remaining or additional development to be done by Bruker as well as a time schedule for the completion of such remaining or additional development.

2.6.
If future technical progress and/or further development result in variations to the specification of the M4 BIO, or if such variations become necessary for other reasons, then Bruker shall notify Caldera in writing of such variations. The Parties shall then agree on an alteration or an amendment of this Agreement with respect to the specification, the pricing and the time schedule for the variation to become effective.

2.7.
In the event that future alterations of the M4 BIO with respect to design or specification are desired by Caldera, then Caldera shall request such alterations in writing and provide Bruker with full particulars of such alterations. Provided that such requested alteration is technically feasible and economically reasonable, the Parties shall then agree on an alteration or an amendment of this Agreement with respect to the specification, the pricing and the time schedule for the alteration to become effective.

3.	Promotion and Sale of XRPro

3.1.	Caldera will be responsible for worldwide marketing and sales of the XRPro.

3.2.
Subject to revocation by Bruker at any time, the XRPro shall be co-labeled with both Bruker’s and Caldera’s corporate logos, and Caldera shall be permitted to use the trademark Bruker and trademarks registered in Bruker's name for advertising and promotional purposes, provided that Caldera observes the applicable Bruker directives and uses only those trademark designs approved in writing in advance by Bruker. However Caldera shall not file for registration trade marks of Bruker in its own name. Upon request by Bruker or if required by law, Bruker and Caldera shall conclude a separate trademark license agreement.

3.3.
Caldera shall not assume obligations in the name of or on the account of Bruker and shall not make any representations or warranties on behalf of Bruker, except as expressly authorized by Bruker in writing.

3.4.
Caldera shall be deemed at all times to be an independent contractor and nothing contained herein shall be deemed to create the relationship of employer and employee or joint venture between Caldera and Bruker.

3.5.	Caldera shall strictly comply with all laws and regulations regarding the performance of its activities under this Agreement.

4.	M4 BIO Lead Time, Delivery, Forecasting

4.1.
The delivery of M4 BIO by Bruker to Caldera is subject to the conditions specified in "General Terms and Conditions of Bruker Nano GmbH“, attached as Annex 3 to this Agreement, unless otherwise provided for in this Agreement or in special conditions, as agreed upon, applicable to certain products, systems or services, types of business or special transactions.

4.2.
Bruker shall deliver M4 BIO upon the receipt of written purchase orders from Caldera. On the order sheet Caldera will indicate the complete customer details (address, telephone, fax, e-mail) as prerequisite for customer service by Bruker.

4.3.	Standard lead time for the Product is XXXX from receipt and acceptance of order.

4.4.
Bruker will shorten the lead time to XXXX if Caldera provides a 6 months rolling forecast on a monthly basis. Caldera will work closely with Bruker to manage a forecast and supply process to enable both Parties to profitably engage with all customer opportunities and required deliveries. Bruker will ensure capacity and production slots to meet this forecast. Each month Bruker and Caldera will review the planned capacity and capability to react to additional orders for the subsequent 6 calendar months.

4.5.	Delivery shall be DAP to the delivery address specified on the purchase order.

5.	M4 BIO Prices and Payment Terms

5.1.	The configurations and prices for the M4 BIO, related options and services are given in Annex 1 to this Agreement. All prices are XXXX exclusively for the purpose of this Agreement. XXXX.

5.2.	XXXX will be applied to the transfer prices as the total XXXX as per the table below.

Quantity sold	1-10	11-20	>20
XXXX	XXXX	XXXX	XXXX

The first XXXX will be invoiced at XXXX. If the XXXX is sold within the same period, XXXX. The total XXXX will be settled with the XXXX. If the XXXX is sold within the same period, the XXXX. The XXXX will be settled with the invoice for the XXXX.

The first 12 months period shall commence on the first day of the month in which Caldera receives the first purchase order for an XRPro from a customer.

5.3.	The XXXX will be reviewed annually.

5.4.	Bruker shall invoice Caldera
a)	XXXX upon receipt of the purchase order;
b)	XXXX upon delivery;
c)	XXXX upon installation and acceptance at the customer.
Caldera shall pay invoices within XXXX from the invoice date. Payments shall be made in USD. In the event that Caldera is in arrears in payment of an invoice, XXXX.

5.5.
Bruker shall retain title to the goods until payment in full for all deliveries. Caldera may resell the goods in the ordinary course of business and thereby assigns to Bruker as security all debts or claims arising from such resale.

XXXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission

6.	M4 BIO Warranty

6.1.
Bruker warrants the M4 BIO to be free of defects in workmanship and materials when used under normal operating conditions and when applied in accordance with specifications. The warranty period for M4 BIO is 12 months from the date of installation of the XRPro at customer’s site, maximum 15 months from the date of shipment of the M4 Bio from Bruker to Caldera or the customer (Warranty Period).

6.2.
During the Warranty Period all costs related to the making good of any defect shall be borne by Bruker, including any costs of the transport of defective items to be returned to Bruker and their return to Caldera or to the customer. This provision does not apply to products which exhibit a failure as a result of any act of negligence or omission by Caldera, its agents, representatives, its customers or any other third party.

7.	XRPro Installation

7.1.
Installation of XRPro systems and user training shall be provided by local Caldera or Caldera Local Rep service engineers, provided such engineers have been trained by Bruker and have obtained a certificate for M4 BIO installation and operation.

7.2.
In case no certified Caldera or Caldera Local Rep engineer is available locally, installation and user training shall be done by a local Bruker engineer. Additional charges apply for the installation and training of the end user by Bruker personnel according to the M4 BIO Service Price List given in Annex 2 to this Agreement.

8.	XRPro Technical Service and System Maintenance

8.1.	Caldera shall provide the first line service contact to its XRPro customers.

8.2.
If the initial diagnosis by Caldera suggests that a failure is related to the M4 BIO, Caldera shall notify the local Bruker Service in writing as soon as it is reasonably able. Bruker shall provide Caldera with contact details of local Bruker Service for each country or territory in which the XRPro has been installed.

8.3.
Based on the customer’s / Caldera’s failure report, and supported by further investigations via telephone or on-site if necessary, Bruker Service shall provide a quote for the repair to the customer / Caldera. Upon receipt of the purchase order from the customer / Caldera Bruker Service shall repair the defective M4 BIO. Prices and rates for repair services are provided in Annex 2 to this Agreement.

8.4.
Bruker offers Caldera / Caldera’s customers service contracts for the M4 BIO at different price / performance levels as set out in Annex 2 to this Agreement. Services provided by Bruker under service contracts and prices of service contracts may be country specific.

9.	Non-Competition

9.1.	Caldera shall not, without the prior written consent of Bruker
a)	copy the M4 BIO or parts thereof;
b)	develop, manufacture, act as intermediary for, or distribute products that compete directly or indirectly with the M4 BIO or parts thereof.

9.2.	Bruker shall not, without the prior written consent of Caldera
a)	make the M4 BIO available to any third party that competes directly or indirectly with Caldera;
b)	make any attempts to market and sell the XRPro directly to end users.

9.3.
If this Agreement is terminated by either Party, the provisions of this Section 9 shall remain in force for a period of three years subsequent to the termination of this Agreement; except that if Bruker terminates the agreement, Subsection 9.1 shall be voided, and if Caldera terminates the agreement, Subsection 9.2 shall be voided.

9.4.
If future technical progress or further business development requires the necessity to change the specifications of the M4 BIO, replace the M4 BIO with a next generation machine, or expand the XRpro product line with x-ray fluorescence equipment with greater or lesser capabilities than are provided by the M4 BIO, then Bruker shall have the right of first refusal to manufacture the x-ray fluorescence equipment. Bruker shall notify Caldera within 30 days of its election to manufacture the x-ray fluorescence equipment. Should Bruker elect not to manufacture the x-ray fluorescence equipment, then Caldera can make or have made the equipment without violating the provisions of Section 9.

10.	Confidentiality

10.1.	Either Party hereby undertakes to:
a)
keep confidential all information (written or oral) concerning the business and affairs of the other Party that it shall have obtained or received as a result of discussions leading up to or the entering into or in the performance of this Agreement. (the “Information”);

b)
not without the other Party's written consent disclose the information in whole or in part to any other person save those of its employees involved in the performance of this Agreement to whom such disclosure is necessary; and

c)	use the Information solely in connection with the performance of this Agreement and not for its own or the benefit of any other third party.

10.2.	The provisions of subsection 10.1. shall not apply to the whole or any part of the Information to the extent that is:
a)	trivial or obvious;
b)	in the public domain;

10.3.	The terms of this Section 10 shall survive the termination of this Agreement.

11.	Limitation of Liability

11.1.
Bruker shall not be responsible for the XRPro sold by Caldera or for claims of third parties with respect to the XRPro, if such claims are on account of failure on the part of Caldera to comply with all the terms and conditions of this Agreement.

11.2.
Caldera shall be fully responsible for test and supply of the XRPro to its customers as well as for sourcing parts and components required for the assembly and test of the XRPro including the procurement of the M4 BIO from Bruker.

11.3.
Caldera shall at its cost and expenses obtain all licenses, consents and sanctions from the Government of the concerned country and other authorities, agencies and bodies, necessary or required during the continuance of this Agreement for importing the M4 BIO from Bruker and the manufacture and selling of XRPro in accordance with the terms of this Agreement.

11.4.
Neither Party to this Agreement shall be liable for any failure or delay on its part in performing any of its obligations under this Agreement or for any losses, damages, costs, charges or expenses incurred or suffered by the other Party by reason of such failure or delay, if and so far as such failure or delay shall be arising out of Force Majeure.

11.5.
Bruker shall solely be responsible for and shall indemnify Caldera against all claims, expenses, losses and damages arising out of defects in the M4 BIO used in the assembly of the XRPro, provided that such defects are notified to Bruker in writing in accordance with Section 8.2. above, however no later than within 15 months of date of shipment of the relevant M4 BIO by Bruker.

11.6.
Caldera shall solely be responsible for and indemnify Bruker against all claims or losses incurred due to improper working of the safety features of the XRPro including any amount claimed in the event of any accident caused by such improper working of the safety features, where such improper working has occurred on account of failure of Caldera to comply with the terms and conditions of this Agreement.

12.	Duration of Agreement, Termination

12.1.
This Agreement shall become effective upon its signing and shall remain in force for an indefinite period of time. Either Party may terminate this Agreement without cause by giving the other Party six (6) months prior written notice.

12.2.	Notwithstanding the provisions of Subsection 12.1., either Party is entitled to terminate this Agreement prematurely and with immediate effect for important reasons.

An important reason shall be deemed to exist, for example, if:
a)	due to Force Majeure, or other circumstance beyond a Party's reasonable control, the Party's performance under this Agreement is hindered for more than six (6) months;
b)	a Party violates the provisions of Section 9;
c)	a petition is filed against a Party under the provisions of the laws of insolvency or bankruptcy;
d)
a Party is in serious arrears with respect to its payment commitments (payments due of USD 100,000 or more after having received a reminder) or otherwise materially breaches this Agreement so that the other Party's adherence to this Agreement cannot reasonably be expected;

e)	Caldera violates the applicable export laws and regulations (refer to Section 16).

12.3.
Caldera shall ensure that, upon termination of this Agreement, all sub-agreements entered into by it shall be cancelled such that, to the extent feasible, they expire on the date of termination of this Agreement.

12.4.	A notice of termination shall not give cause for any claims for damages, indemnity or compensation unless the termination is due to reasons attributable to a Party.

13.	Assignment

The Parties agree this agreement imposes certain obligations on both Parties.  Neither Party shall assign any rights under this agreement not specifically transferable by its terms without the prior written consent of the other Party, except that each Party may, without such consent, assign this agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates so long as such Affiliate can perform that Party's obligations.

14.	Notices

All notices which either of the Parties is required or desires to serve to the other pursuant to the terms of this Agreement shall be in writing and shall be delivered to the following addresses. Email or fax with confirmation shall be acceptable notice.

to Caldera:	Benjamin P. Warner
Caldera Pharmaceuticals, Inc.
278-D DP Road
Los Alamos, NM 87544, USA
Tel : +1 505 412 2345
Fax : +1 302 347 1326
Email: Warner@CPsci.com

to Bruker:	Thomas Schuelein
Bruker Nano GmbH
Schwarzschildstrasse 12
12489 Berlin, Germany
Tel : +49 30 670 99 00
Fax : +49 30 670 99 030
Email: Thomas.Schuelein@bruker-nano.de

15.	Arbitration

15.1.
The Parties shall make a good faith effort to settle amicably any dispute or difference arising out of or resulting from this Agreement and its Annexes or ancillary agreements regarding its performance. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the Parties to the Agreement so notifies the other Party in writing.

15.2.
If an attempt at settlement has failed, the dispute shall be resolved definitely and exclusively by the American Arbitration Association, in Chicago, Illinois, under the arbitration rules then in force. It is agreed that all documentary submissions, presentations, and proceedings shall be in the English language.

15.3.
The arbitral award shall be substantiated in writing.  The decision of the arbitral tribunal shall be final and binding on the Parties, and judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The arbitral tribunal shall assign the costs of arbitration.

16.	Applicable Law

The contractual relations between the Parties shall be governed by the provisions of this Agreement and its Annexes and all other agreements regarding its performance, and otherwise in accordance with the substantive law in force in Delaware. The commercial clauses shall be interpreted according to the International Terms defined by Incoterms 2010..

17.	Protection of Goodwill of Products; Compliance with Law

17.1.
Neither party shall not make any statements, commit any acts or indulge in any business practices which might violate the laws of the United States or other countries, or injure or adversely affect the goodwill, standing or reputation of the other party or of its products.

17.2.
Caldera hereby acknowledges that Bruker seeks to comply with all applicable laws and regulations, including the United States Foreign Corrupt Practices Act.  In furtherance of those efforts, Caldera hereby represents and warrants that, to the best of Caldera's knowledge based upon appropriate diligence and investigation:

a)
neither Caldera nor its employees or agents has paid or contributed, and will not pay or contribute, anything of value to any governmental entity or any of its employees or agents in exchange for doing business with Caldera or Bruker; and

b)
no contribution or payment by Caldera or any of its employees or agents in connection with this Agreement shall cause Bruker to be in violation of the United States Foreign Corrupt Practices Act, or any other applicable law or regulation.

17.3.
Caldera shall promptly notify Bruker if any of these representations cease to be true and accurate.  Caldera understands that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation, Bruker will undertake appropriate actions to ensure compliance with the applicable law or regulation.

18.	Written Form

Modifications of or amendments to this Agreement shall be valid only when made in writing.

19.	Legally Void or Unfeasible Provisions

Should individual provisions of this Agreement be legally void or unfeasible, the validity of the remaining Agreement shall not be affected thereby. In such a case, the Parties shall by mutual agreement substitute for the provisions concerned a provision considered substantially equivalent in economic terms.

Bruker Nano GmbH	Caldera Pharmaceuticals, Inc.

/s/ Thomas Schulein	/s/ Benjamin Warner
Signature	Signature

Thomas Schulein	Benjamin Warner
Name	Name

Managing Director	President
Position	Position

June 28, 2011	July 5, 2011
Date	Date

Annexes
Annex 1: M4 BIO Technical Specification and Prices
Annex 2: M4 BIO Service Price List
Annex 3: General Terms and Conditions of Bruker Nano GmbH

OEM Agreement Bruker – Caldera

ANNEX 1

XXXX

XXXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission

OEM Agreement Bruker – Caldera

ANNEX 2

XXXX

XXXX - redacted pursuant to a confidentiality request with the United States Securities and Exchange Commission

ANNEX 3

GENERAL TERMS AND CONDITIONS
of Broker Nano GmbH, Germany

I. General Information

1. These General Terms and Conditions (hereinafter: GTC) of BRUKER Nano GmbH
(hereinafter: BRUKER) shall apply

a. exclusively; deviating Conditions of Purchase of the purchaser shall not be effective unless BRUKER expressly accept them; such acceptance shall he in writing if given during the phase of contract formation;
b. towards purchasers that are businesses in the sense of section 14 of the German Civil Code;
c. on all future relations between the parties, even if not agreed upon expressly.

2. BRUKER reserves all kinds of rights it has in samples, cost estimates, drawings and similar tangible and intangible items or information - also in electronic format; such items or information shall not be disclosed to any third party. BRUKER undertakes not to disclose without the consent of the purchaser any information and documents defined by the purchaser as being confidential to a third party.

3. The respective Service Conditions of BRUKER apply additionally for assembly, commissioning, repairs, maintenance and similar services with the tariffs mentioned therein.

II. Offers

BRUKER shall revoke its offers until their acceptance unless BRUKER designates them as binding.

II. Written Form and Authorization of Employees

1. Additional or different agreements, representations or amendments have to be made in written form unless they are not made at the time of the formation of the contract. BRUKER is entitled to charge an adequate price increase for modifications made on a request of the purchaser, placed after its placement of the order.

2. Employees of BRUKER are not authorized to make oral representations in the course of the formation of the contract or agree orally upon additional clauses or amendments of the contract with the purchaser unless their authorization hereto is prescribed by law.

IV. Prices and Payment

1. Prices are valid ex works, loading within the premises included, hut packing and unloading excluded, unless otherwise agreed. Prices do not include VAT. Payment shall be considered as being made when the full amount of invoice has been credited to the account of BRUKER.

2. Payment shall be made, unless otherwise agreed, without any deduction, free BRUKER's place of payment, in the following way:

100% advance payment payable immediately upon receipt of the acknowledgement of order and - on purchaser's request - against submission of an advance payment guarantee.

3. The purchaser shall not be entitled to any right of retention or refusal or offset of his counterclaims against our claims, unless the counterclaims the purchaser exercises retention or refusal for or sets them off against our claims are uncontested or res judicata.

4. In the event the financial situation of the purchaser deteriorates considerably, jeopardizing BRUKER's claim for payment, BRUKER shall be entitled to withhold the shipment until payment has been made or sufficient securities have been provided.

V. Delivery times and delays

1. The observance of the agreed upon delivery time by BRUKER requires that all commercial and technical questions reasonably to be clarified before delivery are clarified between the Parties and that purchaser has rendered all cooperation (for example, submission of necessary certificates from authorities or approvals of such) necessarily or reasonably to be rendered before delivery, and fulfilled all obligations to be performed in advance (for example an advance payment). Otherwise, the delivery time is prolonged correspondingly, unless BRUKER would be liable for the delay.

2. The observance of the delivery time is subject to correct and timely delivery to BRUKER by the subcontractors with which BRUKER has entered into corresponding hedgings.

3. The delivery time is met if either the goods to be delivered have left BRUKER's facility or the notification of readiness for dispatch has been sent until its expiry. In the event delivery has to be taken, the date of acceptance, or subsidiary, the collection note is decisive - except for a justified refusal to take delivery.

4. In the event dispatch or acceptance of goods is delayed for reasons the purchaser is responsible for, costs arising from the delay shall be charged to his account, starting 10 working days after the dispatch note or, respectively, collection note has been sent.

5. Should non-compliance with the agreed-upon delivery time be caused by industrial actions or other events, arising after contract formation and beyond the control of BRUKER, delivery time shall be prolonged correspondingly unless BRUKER would be responsible for such temporary impossibility. This applies correspondingly if such events arise with subcontractors. BRUKER shall notify the purchaser of the beginning and end of such circumstances without undue delay. The prolongation of the delivery time due to such events is limited to 6 months.

VI. Default in Delivery, Partial Deliveries

1. In case of BRUKER being in default in delivery the purchaser may, in derogation of the provisions in Section X, after a waiting period of 2 weeks, charge for every completed week of delay 0.5 percent, and maximally 5 percent of the value of the part of the overall delivery which cannot be used in due time or as contractually agreed as a result of the delay, if the delay has been caused by BRUKER and a provable loss has occurred to the customer. Should purchaser assert this claim, he is excluded with further claims for damages because of the delay in delivery.

2. Should BRUKER be in delay in delivery, the purchaser may only withdraw from the contract if he set a time limit accompanied from a warning to withdraw.

3. Partial deliveries arc admissible insofar they are reasonable to the purchaser.

VII. Passing of Risk, Acceptance, Insurance

1. The risk passes - also for delivery freight paid - to the purchaser when the product has left the facility, even if partial deliveries are made or BRUKER has taken over other obligations such as, for example, shipping costs or delivery and installation.

2. Acceptance shall be performed immediately at the date of acceptance, or, if no such date is agreed upon, after dispatch note of BRUKER, unless the purchaser would be entitled to reject acceptance. Should the purchaser be entitled to reject acceptance, such rejection shall be declared without undue delay and in writing, submitting the supporting arguments.

3. In the event dispatch or acceptance is delayed or does not happen because of circumstances BRUKER is not liable for, the risk passes to the purchaser from the day of dispatch or acceptance note if passing of risk to the purchaser did not already occur earlier.

4. BRUKER will insure goods upon purchaser's specific wish and at its expense and advance payment against normal transport risks, and against such further risks the purchaser wishes them to be insured against. BRUKER may insure the goods at the purchaser expense against theft, breakage, fire, water and similar occurances even without the purchaser's request, unless the purchaser evidences having entered in such an insurance itself.

VIII. Reservation of title

1. BRUKER reserves the title to the product until entry of all payments from the Supply Contract.

2. The purchaser may not sell the product, except such sale would occur in the ordinary course of its business. Additionally, during BRUKER's retention of title, the purchaser may not pledge or transfer the product as security. In the event of pledges and seizure or other disposal by third parties, he shall notify BRUKER immediately.

3. The purchaser herewith assigns as security to BRUKER all claims accruing from resale against another purchaser or third parties. The purchaser shall remain entitled, even after assignment, to recover debts, if he meets his financial obligations punctually and is not obliged to file for insolvency.

4. In the event of purchaser's breach of contract, included but not limited to delay in payment, BRUKER shall be entitled to take the product back after a reminder and set period of time, and the purchaser shall be obligated to return it. The assertion of the reservation of title and seizure of the product by BRUKER shall not be considered as a withdrawal from the contract with the purchaser.

5. The application for instituting insolvency proceedings shall entitle BRUKER to withdraw from the contract with the purchaser and to claim for the immediate return of the product.

IX. Warranty

BRUKER makes the following warranties for material defects in title:

Material defects

I. Purchaser has to examine the goods without undue delay and notify us in writing of any recognizable defects and shall, as far as possible with reasonable efforts, specify the defects found. At any rate, the purchaser has to examine the goods without undue delay on apparent damages in transit and report such to the transport person and BRUKER.

2. In case of a material defect that substantially reduces the suitability of the work for the contractually presupposed use, BRUKER may, at its discretion, improve or replace the delivered goods. However, if BRUKER's effort to improve or replace fails, the purchaser has the right to either reduce the price or to withdraw from the contract (rescission of contract). The exercise of the respective remedy is subject to the purchaser's prior notice hereof.

3. Should an alleged defect prove to be no defect or exclusively result from fault of the purchaser, BRUKER may claim for a service charge. Purchaser may prove BRUKER that the cost is less than what BRUKER charges. Should, however, the alleged defect prove to be a defect, BRUKER shall bear the necessary cost of improvement or replacement delivery, except the cost of the purchaser's personnel. BRUKER will bear the cost of the purchaser's personnel too, if such personnel is qualified for the disassembly/assembly of the delivered items to the same extent as BRUKER's personnel and if the purchaser has proven that additional costs for his personnel arose due to the defectiveness of the items.

4. Wearing parts are exempted from warranty.

Defects in title

5. In case the use of the product causes an infringement of industrial property rights or Copyrights, BRUKER shall procure at his expense the right of further use for the purchaser or modify the product in a way acceptable to the Purchaser and avoiding the infringement. Shouldn't this be possible with economically reasonable efforts and within an adequate period of time, the purchaser shall have the right to withdraw from the Agreement. BRUKER shall also be entitled to withdraw from the Agreement under these circumstances.

6. BRUKER shall release the purchaser from uncontested claims or claims recognized by declaratory judgment of the respective holder of property rights if
- the purchaser notifies BRUKER without undue delay of asserted infringements of property or copyrights,
- the purchaser assists BRUKER to a reasonable extent in rejecting asserted claims or enables BRUKER the execution of modification action in accordance with Section IX.5,
- BRUKER reserves all rejections, including settlements out of court,
- the defect in title is not based on an instruction of the purchaser and
- the infringement of a right has not been caused by the fact that the purchaser has changed the product without any authorization or used contrary to the agreement with BRUKER.

X. Liability

1. BRUKER shall be liable for purchaser's damage, irrespective of the legal grounds therefore, including but not limited to. (i) liability under tort, (ii) breach of contractual duties, and (iii) breach of duties upon contracting, only if such claims are based either on intent or gross negligence, except as otherwise provided in the following section X.2.

2. Not included under the limitation of liability pursuant to the above section X.1. are (i) claims for damages because of personal injuries, (ii) damages due to breach of material contractual obligations (“cardinal obligations”), and (iii) if purchaser relies on the due performance of our obligations due to reasons, creating a specific bond of trust recognized by law.

3. BRUKER is not liable for consequential damages, including, but not limited to lost profit, except such damages have been caused by its executive organs or managers or with intent.  In any case of liability, such liability is limited to the amount of the foreseeable damage typical to such contracts and shall as well not exceed the value of the respective order, except that the liability claim is based on intent. If BRUKER is not liable, and, insofar holds claims against third persons. BRUKER will, on purchaser's request, assign its claims against such third persons to purchaser.

4. Not included under the limitation of liability pursuant to this section X. are claims (i) under the German Product Liability Act and (ii) any other mandatory statutory liability regulations as well as claims because of (iii) misrepresentation or (iv) lack of assured characteristics or (v) our assumption of the risk of procurement of the product.

XI. Limitation of actions

Purchaser's rights resulting from breach of warranty against defects of movable property that is usually not meant to be used for a building, are subject to a limitation period of 12 months, in derogation of sections 438 para 1 No. 3 and 634a para 1 No. I of the German Civil Code. All further claims of purchaser - for whatever legal grounds - are subject to a limitation period of 12 months too, except such claims are based on intentional or fraudulent behavior of BRUKER or on the Product Liability Act.

XII. Software use

As far as software is contained in the scope of delivery, the purchaser shall be granted a nonexclusive right to use to software delivered including its documentation. The use on the specific product is permitted. Use of the software on more than one system is prohibited. The purchaser may reproduce, revise, translate the software or convert from object code to source code only to the extent permitted by law (sections 69a - 69f of the German Copyright Act). The purchaser is obligated not to remove manufacturer's data, especially copyright notes, or change them without BRUKER's prior express consent.
All other rights related to the software and documentation including copies remain with BRUKER or the software supplier. Granting of sub-licenses is not admissible.

XIII. Miscellaneous, Applicable Law, Place of Jurisdiction

1. All legal relations between BRUKER and Purchaser are exclusively subject to the law of the Federal Republic of Germany.

2. Place of jurisdiction is the court Karlsruhe, Germany. BRUKER is, however, entitled, to take legal action at the purchaser's seat. Both parties shall reserve the right to finally settle possible disputes ousting the jurisdiction of a court in accordance with the Rules of Arbitration of the German Institution for Arbitration (DIS).

XIV. Representation of Integrity

1. BRUKER complies with the German and U.S. laws against corrupt practices and requires the same from the purchaser.

2. The purchaser guarantees in the sense of a guarantee pursuant to Section 311 para 1 of the
German Civil Code that (a) no one of its managing directors, holders of a special statutory authority, other representatives or employees has paid or contributed, or will pay or contribute, anything of any material value to any customer, governmental entity or governmental employees or agents in exchange for doing business with the purchaser, and that (b) he will strictly comply with the German and U.S. laws against corrupt practices.

Version: July 01, 2010